Conversion Right Extended on OPKO 3.0% Convertible Senior Notes

MIAMI –January 5, 2016 — OPKO Health, Inc. (NYSE: OPK) today announced that the Company’s 3.0% Convertible Senior Notes due 2033 (the “Notes”) continue to be convertible by holders of such Notes through March 31, 2016. The Company has elected to satisfy its conversion obligation under the Notes in shares of the Company’s Common Stock.

This conversion right has been extended because the closing price per share of the Company’s Common Stock has exceeded $9.19, or 130% of the applicable conversion price of $7.07, for at least 20 of 30 consecutive trading days during the quarter ended December 31, 2015. The Company had previously announced that this conversion right had been triggered during the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. The Notes will continue to be convertible until March 31, 2016, and may be convertible thereafter, if one or more of the conversion conditions specified in the Indenture, dated as of January 30, 2013, by and between the Company and Wells Fargo Bank N.A., is satisfied during future measurement periods. Pursuant to the Indenture, a holder who elects to convert the Notes will receive 141.4827 shares of the Company’s Common Stock plus such number of additional shares as is applicable on the conversion date per $1,000 principal amount of Notes based on the early conversion provisions in the Indenture.

Wells Fargo Bank, National Association is the trustee for the holders of the Notes and the conversion agent under the Indenture. All questions relating to the mechanics of the conversion for the Notes should be directed to Wells Fargo Bank National Association, Attn: Barry Somrock at CMESCONVERSIONS@wellsfargo.com.

This press release is only a summary of certain provisions of the Notes and the Indenture. A complete explanation of the conversion rights of holders of the Notes, as well as the procedures required to convert the Notes, is set forth in the Indenture. All holders are urged to review the conversion provisions contained in the Indenture in its entirety.

ABOUT OPKO HEALTH, INC.

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies. For more information, visit http://www.opko.com.

SAFE HARBOR STATEMENT

This press release includes forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risk and uncertainties that could cause actual results to differ materially from those anticipated. Such statements may relate to OPKO’s plans, objectives and expected financial and operating results, including statements regarding the Notes and whether conversion conditions will be met in the future. The words “may,” “could,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” and similar expressions or variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond OPKO’s ability to control. The risks and uncertainties that may affect forward looking statements include, but are not limited to: currency fluctuations, volatility in the trading price for our common stock and the Notes, global economic and political conditions, marketing demand for OPKO’s products and services, long sales cycles, new product development, assimilating future acquisitions, maintaining relationships with customers and partners, and increased competition. For more details about the risks and uncertainties related to OPKO’s business, refer to OPKO’s filings with the Securities and Exchange Commission. OPKO undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

OPKO Health, Inc.
Steve D. Rubin or Adam Logal, 305-575-4100

Source: OPKO Health, Inc.